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Exhibit 10.18
Confidential treatment requested

    This Agreement, dated as of 24 January 2000 is between Genentech, Inc., a Delaware corporation having a principal place of business 1 DNA Way, South San Francisco, California 94080 (hereinafter "Genentech") and Seattle Genetics Inc., having a place of business at 22215 26th Ave. S.E. Bothell, WA 98021 (hereinafter "Licensee').

WHEREAS:

A.
Genentech is the owner of certain patents and patent applications (patent rights) relating to methods and compositions in the field of immunoglobulins.

B.
Genentech does not wish to have these patent rights hinder the development of immunoglobulin products and is willing to grant licenses for the development of products for public use and benefit as specified in this Agreement.

C.
Licensee desires to obtain a license under the terms and conditions specified herein.

D.
Genentech and Licensee believe that the subject matter of this license will be most effectively commercialized under conditions of limited exclusivity to encourage the investments required to develop and market such subject matter.

NOW, THEREFORE, the parties agree as follows:

Article I

DEFINITIONS

    Unless otherwise specifically set forth herein, the following terms shall have the following meanings:

    1.01.  "Affiliate" of Licensee shall mean any entity that controls, is controlled by or is under common control with Licensee; and "control" for purposes of this definition shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting stock together with a controlling membership on the board of directors of such corporation.

    1.02.  "Antigen" as used in this Agreement shall mean a substance listed in Schedule A attached hereto and made a part of this Agreement. Schedule A may be amended from time to time by mutual agreement of the Parties in writing, at which time the financial terms pertaining to the newly added Antigen(s) may also be modified.

    1.03.  "Bulk Product" shall mean Licensed Product supplied in a form other than Finished Product which can be converted into Finished Product.

    1.04.  "Cost of Product" shall mean the cost of acquisition, if purchased, or the cost of manufacture, the latter being the sum of direct production costs and manufacturing overhead costs determined in accordance with generally accepted accounting principles.

    1.05.  "Designee" shall mean a person or entity designated by a Party to exercise the rights of and perform obligations hereunder in place of and to the exclusion of that Party in the Territory or a portion thereof.

[*]   Confidential treatment requested

    1.06.  "Effective Date" shall mean as to each Antigen, or Licensed Product based thereon, the later of the date of this Agreement or the date on which such Antigen was added to Schedule A by amendment.

    1.07.  "Field" shall mean the manufacture, use or sale of Licensed Product for the prevention or therapy of human diseases.

    1.08.  "Finished Product" shall mean any and all Licensed Products in form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

    1.09.  "Licensed Patents" shall mean

U.S. Patent No. 4,816,567 and the claims relating to chimeric antibodies found in patents or patent applications arising from divisionals, continuations or continuations-in-part of any application from which U.S. Patent No. 4,816,567 claims priority (excluding U.S.S.N. 07/205,419 and foreign counterparts thereof) as well as the foreign counterparts of the foregoing and any and all reissues, reexaminations or extensions of the foregoing ("Chimera Patents").

Licensee hereby acknowledges they have specifically declined to license any patent issuing based on U.S.S.N. 07/205,419 (a continuation of the application maturing into U.S. Patent No. 4,816,567) relating to the coexpression of immunoglobulin chains in recombinant host cells, as well as the divisionals, continuations or continuations-in-part of such U.S.S.N. 07/205,419, the issued foreign counterparts of such U.S.S.N. 07/205,419 and any and all reissues, reexaminations or extensions of the foregoing ("Coexpression Patents").

Attached hereto as Schedule B is a list of patents and patent applications that Genentech in good faith believes represents Licensed Patents as of the end of 1998. However no warranty is given as to the completeness or accuracy of Schedule B or any update thereof that might subsequently be provided to licensee.

    1.10.  "Licensed Product(s)" shall mean substances capable of binding to an Antigen listed in Schedule A hereto, the manufacture, use or sale of which substances would, if not licensed under this Agreement, infringe one or more claims of Chimera Patents, which have neither expired nor been held invalid by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

    1.11.  "Net Sales" shall mean the gross invoice or contract price to third party customers for Finished Products. Finished Products used or consumed by Licensee or its Affiliates or Designees as part of the delivery of services to customers shall be considered Net Sales at the gross invoice or contract price of like Finished Products which are sold to customers. If Licensed Product is sold in combination with one or more active ingredients, Net Sales shall be calculated by multiplying Net Sales of the combination product by the fraction A/(A+B) where A is the sales price of the Finished Product in the combination when sold separately and B is the total sales price of all other active ingredients in the combination when sold separately. If the Finished Product and the other active ingredients are not sold separately, the percentage of the total cost of the combination product attributed to Cost of Product shall be multiplied times the sales price of the combination product to arrive at Net Sales. For all Licensed Product used or consumed by others than Licensee, Licensee shall be entitled to deduct [*]% from Net Sales in lieu of all other deductions such as taxes, shipping charges, allowances and the like prior to calculating royalties due.

    Net Sales for Bulk Products shall be calculated by doubling the gross invoice or contract price of Bulk Products sold to non-affiliated customers.

    The method of calculating Net Sales of materials in form other than Finished Product or Bulk Product that can be converted into Finished Product shall be established by the Parties prior to the first sale or transfer of any such material by Licensee to a non-affiliated third party.

    1.12.  "Party" shall mean Genentech or Licensee and when used in the plural shall mean Genentech and Licensee.

    1.13.  "Territory" shall mean the entire world.

Article II

GRANT

    2.01.  License.  Subject to the fulfillment by Licensee of all the terms and conditions of this Agreement, Genentech hereby grants to Licensee and Licensee hereby accepts a coexclusive license together with the right to sublicense its Affiliates and Designees under Licensed Patents for the term thereof to make, use and sell Licensed Products in the Field and the Territory. This grant shall be coexclusive with Genentech, Inc., and additional licensees, if any, to be selected solely by Genentech. Genentech shall be free at its discretion to enter into agreements with such additional licensees at any time and on terms solely of its choosing. However, Genentech represents that, unless for a particular Antigen a different number of additional licenses is specified at the time such Antigen is included in Schedule A, it will not grant more than four (4) additional licenses in which both the Field and Territory are coextensive with that which is set forth herein.

    2.02.  Right to Appoint Designee.  Licensee shall have the right to sublicense all of its rights hereunder for all or part of the Territory (including on a country-by-country basis) to a Designee of its choosing, to the exclusion of Licensee in such Territory or portion thereof, provided that Licensee agrees that it will indemnify Genentech for any failure of performance on the part of such Designee. An entity that simply acts to co-promote or to co-market Licensed Product supplied by Licensee shall not be considered a Designee and Licensee may co-promote or co-market such Licensed Product with such entity in a given country or countries, provided that (i) both Licensee and such entity obtain Licensed Products from the same manufacturing source, (ii) only one such entity shall be permitted to co-promote or co-market the same Licensed Product in a given country, and (iii) Licensee shall be responsible for the payment of royalties on Net Sales of Licensed Products by such entity and for all other acts of such entity as if such acts were those of the Licensee.

    2.03.  No Other License.  Licensee understands and agrees that no license under any patent or application other than Licensed Patents is or shall be deemed to have been granted under this Agreement, either expressly or by implication.

    2.04.  Licenses Separately Available.  Licensee acknowledges that separate licenses under Chimera Patents and Coexpression Patents were available from Genentech and that Licensee specifically declined to license Coexpression Patents. Licensee further acknowledges that it was not coerced to enter into a license under either one of Chimera or Coexpression Patents as a condition to obtaining a license under the other, and that the licenses hereunder were not offered as a mandatory package. Licensee understands that no assurances can be given that Coexpresion Patent licenses for any given Antigen will be available in the future or that the same or similar terms will be available to any Licensee in the future.

Article III

FEES AND ROYALTIES

    3.01.  License Grant Fee.

      (a) Within sixty (60) days after execution of this Agreement, Licensee shall pay to Genentech a non-creditable, non-refundable initial installment license grant fee of $[*] and

      (b) Within thirty (30) days of filing an NDA or BLA or equivalent for any indication, Licensee shall pay to Genentech a non-creditable, non-refundable final installment license grant fee of $[*].

    3.02.  Minimum Annual Royalties.  Licensee shall pay to Genentech a minimum annual royalty for each Antigen on or before January 31 of each year beginning with the [*] full calendar year after the Effective Date for such Antigen in accordance with the following table:

Full Calendar Year	Minimum Annual Royalty
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

Such payments shall be non-refundable but shall be creditable against earned royalties as provided in Section 3.05.

    3.03.  Earned Royalties.

    Licensee shall pay to Genentech a royalty of [*] percent ([*]%) for Chimera Patents on Net Sales of Licensed Products sold by Licensee and its sublicensees.

    3.04.  Sales To and Between Sublicensees.  No royalties shall be due upon sales of Licensed Products to and between Licensee, its Affiliates, its sublicensees, co-promoting parties or co-marketing parties as permitted under Section 2.02 for further sale; provided, however, that the royalty hereunder shall be payable upon the final sale by any of the foregoing to a non-affiliated vendee.

    3.05.  Credits Against Royalties.

      (a) Licensee shall be entitled to reduce the earned royalty payment due under Section 3.03 for a given Antigen by up to [*] percent ([*]%) by applying as a one-time credit against such royalty (i) the minimum annual royalty payment paid for such Antigen for the calendar year for which earned royalties are then due and (ii) an amount equal to the cumulative payments previously made under Section 3.02 for the [*] ([*]) years immediately preceding the calendar year in which Licensee [*] in [*] of a particular Licensed Product for so long as is necessary to amortize such cumulative payments. Credits earned for one Antigen are not applicable to royalties due for other Antigens.

      (b) Licensee may apply as a credit against royalties owed to Genentech for any Licensed Product pursuant to Section 3.03 up to [*] of royalties actually paid during the relevant quarter to any third party for the same Licensed Product pursuant to a license agreement for the third party's patent rights covering such License Product, including royalties paid to the Medical Research Council with respect to valid and enforceable claims of United Kingdom Patent No. 2,188,638 or foreign counterparts thereof.

      (c) In no event shall the credits taken pursuant to subparagraphs (a) and (b) of this Section 3.05 taken in the aggregate exceed [*] percent ([*]%) of the royalties owed to Genentech for any reporting quarter.

    3.06.  No Non-Monetary Consideration.  Without the prior written consent of Genentech, Licensee and its Affiliates shall not solicit or accept any consideration for the sale of any Licensed Product other than as will be accurately reflected in Net Sales.

    3.07.  Most Favored Licensee.  Should Genentech enter into a coexclusive license with any other party after the Effective Date for the same Licensed Product and Field and any portion of the same Territory solely for monetary consideration, or monetary consideration coupled with the grant of rights as set forth in Section 2.04, and on financial terms more favorable than those set forth herein, Genentech shall notify Licensee and permit Licensee to substitute into this Agreement all of the terms of such other license that differ from those herein, including those that are less favorable.

Article IV

RECORDS, REPORTS AND PAYMENTS

    4.01.  Records Retention.  Licensee shall keep and shall cause its sublicensees to keep records of the sales of all Licensed Products in sufficient detail to permit Genentech to confirm the accuracy of Licensee's royalty calculations. At Genentech's request and expense, Licensee shall permit an independent certified public accountant appointed by Genentech and acceptable to Licensee to examine, upon reasonable notice and at reasonable times, such records solely to the extent necessary to verify Licensee's calculations. Such examination shall be limited to a period of time no more than three (3) years immediately preceding the request for examination. If Licensee's royalties are found to be in error such that royalties to Genentech were underpaid by more than five (5) percent then Licensee shall promptly pay any deficiency, plus interest at the prime rate, to Genentech and reimburse Genentech for its costs in examining such records.

    4.02.  Reports.  Within sixty (60) days after the end of each calendar quarter following Licensee's or its sublicensee's first sale of Licensed Product, Licensee shall furnish to Genentech a written report of all sales of Licensed Products subject to royalty under Section 3.03 during such calendar quarter. Such report shall include (i) the determination of Net Sales as specified in Section 1.11; (ii) detailed itemization of the credits taken pursuant to Section 3.05; and (iii) the royalty payment then due.

    4.03.  Payments.  Concurrently with each report pursuant to Section 4.02, Licensee shall make the royalty payment then due. Payments shall be in United States dollars and, unless otherwise agreed in writing, shall be made by wire transfer to such bank as Genentech may from time to time designate in writing, without set-off and free and clear of and without any deduction or withholding for or on account of any taxes, duties, levies, imposts, fees or charges except for withholding required by tax authorities for income taxes on royalties actually payable to Genentech after application of the credits permitted by Sections 3.05. Licensee shall make any withholding payments due on behalf of Genentech and shall promptly provide Genentech with official tax receipts or other written documentation sufficient to enable Genentech to satisfy the United States tax authorities with respect to Genentech's application for a foreign tax credit for such payment.

    4.04.  Currency Conversion.  Royalties due on Net Sales of Licensed Products made in currency other than United States dollars shall first be calculated in the foreign currency and then converted to United States dollars on the basis of the rate of exchange in effect for purchase of dollars published in the Wall Street Journal on the last business day of the period for which royalties are due.

Article V

LIABILITY

    5.01.  Indemnification.  Licensee shall defend, indemnify and hold Genentech harmless against any and all liability, damage, loss, cost or expense resulting from any claim, suit or other action arising out of or based on the manufacture, use or sale of any Licensed Product by Licensee, its sublicensees or co-promoting or co-marketing entities pursuant to Section 2.02; provided, however, that upon the filing of any such claim or suit, Genentech shall promptly notify Licensee and permit Licensee, at Licensee's cost, to handle and control such claim or suit and shall cooperate in the defense thereof.

Article VI

PATENT INFRINGEMENT

    6.01.  Notification of Infringement.  Licensee shall notify Genentech of any infringement by third parties of any patent within Licensed Patents of which Licensee is aware and shall provide Genentech with the available evidence, if any, of such infringement.

    6.02.  Enforcement of Licensed Patents.  Genentech shall retain the sole right, at its sole discretion and expense, to enforce Licensed Patents against third party infringers. However, if (i) a non- Affiliated third party which is not licensed under Chimera Patents or Coexpression Patents attains a market share of the greater of (a) at least ten percent (10%) of sales (in monetary volume) or (b) ten million dollars ($10 million) in sales of a particular Licensed Product within the Field in any country, (ii) Licensee or its sublicensee is selling the Licensed Product in such country, (iii) there is reasonable evidence that such third party is infringing either Chimera Patents or Coexpression Patents under which Licensee is paying royalties, (iv) Licensee has paid and is not in arrears in the payment to Genentech of all royalties due under this Agreement and (v) Genentech fails to take action to abate the infringement within six (6) months after receipt of notice pursuant to Section 6.01, then Licensee shall be entitled to reduce the royalty rates to one-half (0.5) of the rates otherwise set forth in Section 3.03 for the country in which the qualifying infringement exists. Such reduction shall continue until such time as Genentech takes action to abate the infringement or until the market share of such third party drops below ten percent of the total market or sales below 10 million dollars for that particular Licensed Product within the Field in the country in question. Royalties shall not be affected in countries in which such infringement is not occurring. Unlicensed infringing sales shall not affect the payment under Section 3.01. Unlicensed infringing sales shall not affect minimum royalties under Section 3.02 unless such sales constitute greater than twenty-five percent (25%) of the market for such particular Licensed Product in all markets in which Licensee and its sublicensees sell the Product, in which case the otherwise appropriate minimum shall be reduced by the percentage market share held by the unlicensed infringer. Genentech shall be entitled to recovery of all damages, costs and the like in any action brought under this Section 6.02.

    6.03.  No Warranty of Non-Infringement.  Nothing in this Agreement shall be construed as a representation made or warranty given by Genentech that the practice by Licensee or its sublicensees of the license granted hereunder will not infringe the patent rights of any third party.

Article VII

TERM AND TERMINATION

    7.01.  Term.  This Agreement shall come into force as of its Effective Date and shall continue in full force and effect on a country-by-country basis unless earlier terminated as provided herein or until the expiration of the last to expire of the Licensed Patents.

    7.02.  Termination for Breach.  Genentech shall have the right to terminate this Agreement and the licenses granted hereunder upon thirty (30) days' written notice to Licensee for Licensee's material breach of this Agreement if Licensee has failed to cure such breach within thirty (30) days of notice thereof.

    7.03.  Insolvency.  Either Party may terminate this Agreement if, at any time, the other Party shall file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy, insolvency or for reorganization or for an agreement among creditors or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within sixty

(60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

    7.04.  Termination by Licensee.  Licensee may terminate this Agreement in its entirety or with respect to one or more Antigens at any time upon six (6) months' written notice to Genentech.

    7.05.  Effect of Termination.  Termination of this Agreement in whole or in part for any reason shall not relieve Licensee of its obligations to pay all fees and royalties that shall have accrued hereunder prior to the effective date of termination. Termination of this Agreement as to Licensee shall result in the termination of the licenses of Licensee and all sublicensees of Licensee. The provisions of Sections 5.01 shall survive termination of the Agreement for any reason except termination for breach by Genentech.

Article VIII

MISCELLANEOUS PROVISIONS

    8.01.  Limitations on Assignments.  Neither this Agreement nor any interests hereunder shall be assignable by either Party without the written consent of the other; provided, however, that either Party may assign this Agreement to any corporation or entity with which it may merge or consolidate, or to which it may transfer substantially all of its assets or all of its assets to which this Agreement relates without obtaining the consent of the other Party.

    8.02.  Jurisdiction and Choice of Laws.  This Agreement shall be interpreted and construed under the laws of California, and Licensee agrees to submit to the jurisdiction of California.

    8.03.  Relationship of the Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.

    8.04.  Further Acts and Instruments.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

    8.05.  Entire Agreement.  This Agreement constitutes and contains the entire agreement of the Parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter hereof. This Agreement may be amended or modified or one or more provisions thereof waived only by a written instrument signed by the Parties.

    8.06.  Severability.  If in any jurisdiction any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss what steps should be taken to remedy the situation; in other jurisdictions, this Agreement shall not be affected.

    8.07.  Captions.  The captions to this Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

    8.08.  WARRANTIES.  The Parties represent and warrant that they have the power to enter into this agreement. OTHERWISE, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

    8.09.  Notices.  Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by telex, telecopier, telegraph or deposited in the mail, postage prepaid, for mailing by first class, certified or registered mail, return receipt requested, addressed as follows:

    If to Licensee, addressed to:
    Seattle Genetics, Inc.
    22215 26th Ave. S.E. Suite 3000
    Bothell, WA 98021
    Attn: President If to Genentech, addressed to:
    Genentech, Inc.
    1 DNA Way
    South San Francisco, CA 94080
    Attn: Corporate Secretary

or to such other address or addresses as may be specified from time to time in a written notice.

    8.10.  Wire Transfer of Funds.  Unless otherwise specified in writing, all payments by Licensee required hereunder shall be made by wire transfer at the direction of Genentech.

    IN WITNESS WHEREOF, Genentech and Licensee have caused this Agreement to be executed by their duly authorized representatives.

SEATTLE GENETICS INC.
By:	/s/ H. PERRY FELL
Title:	President
Date:	1-17-2000
GENENTECH INC.
BY:	/S/ NICHOLAS J. SIMON
Title:	Vice President
Date:	24 January 2000

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Article I DEFINITIONS
Article II GRANT
Article III FEES AND ROYALTIES
Article IV RECORDS, REPORTS AND PAYMENTS
Article V LIABILITY
Article VI PATENT INFRINGEMENT
Article VII TERM AND TERMINATION
Article VIII MISCELLANEOUS PROVISIONS